Exhibit 99.2

Execution Version

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated January 7, 2014, by and among INFINITY I-CHINA FUND (CAYMAN) L.P. (the “Fund”), INFINITY I-CHINA FUND (ISRAEL) L.P. (“I1”), INFINITY I-CHINA FUND (ISRAEL 2) L.P. (“I2”) and INFINITY I-CHINA FUND (ISRAEL 3) L.P. (“I3” and, together with the Fund, I1 and I2, each, a “Seller” and collectively, the “Sellers”), HH Energy Group, LP, a Delaware limited partnership (“Purchaser”), and, solely for purposes of Section 6(a), Infinity Cross Border Acquisition Corporation, a British Virgin Islands business company with limited liability (the “Parent”), Glori Acquisition Corp., a Delaware corporation (the “Company”), and Infinity-C.S.V.C. Management Ltd. (the “INXB Representative”).

RECITALS

A. Sellers are sponsors and shareholders of Parent, which intends to enter into that certain Merger and Share Exchange Agreement (the “Merger Agreement”) by and between, among others, Parent, the Company, Glori Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”), and Glori Energy Inc., a Delaware corporation (the “Target”), pursuant to which, among other things, (i) Parent will be redomesticated as a Delaware corporation through a merger (the “Redomestication Transaction”) with and into the Company, with the Company as the surviving corporation, and (ii) subsequent to the Redomestication Transaction, Target will become, through a merger with Merger Sub, a wholly-owned subsidiary of the Company (the “Target Merger” and, together with the Redomestication Transaction, the “Transactions”).

B. In connection with but prior to consummation of the Transactions, Sellers desire to sell to Purchaser an aggregate of 575,000 ordinary shares (the “Securities”) of Parent, and Purchaser desires to purchase the Securities from Sellers, upon and subject to the terms of this Agreement. Schedule 1 attached hereto sets forth the number of Securities to be sold by each Seller to Purchaser.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser, intending to be legally bound, hereby agree as follows:

1. Purchase and Sale of Securities. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties herein made by each party to the other, each Seller agrees to sell, and Purchaser agrees to purchase from each Seller, at the Closing (as hereinafter defined) the number of Securities set forth for each Seller on Schedule 1 attached hereto. Sellers will deliver to Purchaser at the Closing a certificate or certificates representing all of the Securities with duly executed stock powers attached to the Securities, along with such other instruments and documents that may be necessary or desirable to effect the transfer of the Securities, including without limitation instruction letters to Parent’s transfer agent.

2. Purchase Price. As the purchase price for the Securities, Purchaser will pay, or cause to be paid, to Sellers at the Closing in immediately available funds the aggregate sum of $1,200,000.00, which amount shall be transferred to a single account for the benefit of Sellers as designated in writing to Purchaser not less than one (1) day prior to the Closing.

3. Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 5, the transfer and sale provided for in this Agreement (the “Closing”) will take place at the offices of Akin, Gump, Strauss, Hauer & Feld, LLP, Dallas, Texas, at 10:00 a.m. Central time on the business day which is three (3) business days prior to the day of execution of the Merger Agreement, or on such other date as may be fixed for the Closing by written agreement between the Sellers and Purchaser (the “Closing Date”).

4. Representations and Warranties.

(a) Representations and Warranties of Sellers. Each Seller hereby represents and warrants to Purchaser as follows:

(i) Each Seller is a Cayman Islands limited partnership, duly organized, validly existing and in good standing under the laws of the Cayman Islands.

(ii) Each Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller.

(iii) This Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors or general principles of equity.

(iv) The execution and delivery of this Agreement by each Seller and the consummation by such Seller of the transactions contemplated hereby will not (A) violate any provision of any existing law, statute, rule, regulation or ordinance applicable to such Seller or (B) conflict with, result in any breach of or constitute a default under (1) the Certificate of Incorporation or By-laws or other similar organizational documents of such Seller, (2) any order, writ, judgment, award or decree of any court, governmental authority, bureau or agency to which such Seller is a party or by which such Seller may be bound or (3) any contract or other agreement or undertaking to which such Seller is a party or by which such Seller may be bound.

(v) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, is required by or with respect to each Seller in connection with the execution and delivery of this Agreement or the consummation by such Seller of the transactions contemplated hereby.

(vi) Each Seller has, and upon transfer by such Seller of the Securities being transferred by such Seller hereunder Purchaser will have, good and marketable title to the Securities, free and clear of any claims, liens, encumbrances, security interests, restrictions and adverse claims of any kind or nature whatsoever other than the restrictions on resale under the Securities Act of 1933, as amended, (“Securities Act”) and state securities laws and subject to the terms and conditions of the Insider Letter (as defined herein). There are no outstanding subscriptions, options, warrants, rights, contracts, understandings or agreements to purchase or otherwise acquire the Securities.

(vii) Each Seller is party to that certain Registration Rights Agreement, dated as of July 19, 2012, by and among the Sellers, Parent, and the other parties thereto (the “Registration Rights Agreement”). The Registration Rights Agreement is valid and binding on the Sellers in accordance with its terms and is in full force and effect. None of the Sellers or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, the Registration Rights Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under the Registration Rights Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. A complete and correct copy of the Registration Rights Agreement (including all modifications, amendments and supplements thereto and waivers thereunder) has been made available to Purchaser. Each Seller has all requisite power and authority to assign its rights under the Registration Rights Agreement to Purchaser and such assignment will not (A) violate any provision of any existing law, statute, rule, regulation or ordinance applicable to such Seller or (B) conflict with, result in any breach of or constitute a default under (1) the Certificate of Incorporation or By-laws or other organizational documents of such Seller, (2) any order, writ, judgment, award or decree of any court, governmental authority, bureau or agency to which such Seller is a party or by which such Seller may be bound or (3) any contract or other agreement or undertaking to which such Seller is a party or by which such Seller may be bound, including the Registration Rights Agreement. Purchaser is a “Permitted Transferee” (as such term is used in the Registration Rights Agreement) and, following each Seller’s assignment of its registration rights under the Registration Rights Agreement to Purchaser, Purchaser shall be a “Holder” under the Registration Rights Agreement and shall be entitled to all of the rights of a “Holder” under the Registration Rights Agreement, subject to the terms and conditions thereof.

(b) Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows:

(i) Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii) Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser.

(iii) This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms except as enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors or general principles of equity.

(iv) The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not (A) violate any provision of any existing law, statute, rule, regulation or ordinance applicable to Purchaser or (B) conflict with, result in any breach of or constitute a default under (1) the organizational documents of Purchaser, (2) any order, writ, judgment, award or decree of any court, governmental authority, bureau or agency to which Purchaser is a party or by which it may be bound or (3) any contract or other agreement or undertaking to which Purchaser is a party or by which Purchaser may be bound.

(v) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, including registration of the sale of the Securities under the Securities Act or any equivalent state or foreign law or regulation, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

(vi) Purchaser has made its own independent investigation of Parent and the business, operations and prospects of Parent, and Purchaser is not relying on any representation or warranty of Sellers with respect to Parent or the business, operations or prospects of Parent.

(vii) Purchaser confirms that the Securities to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such Person or to any third party, with respect to any of the Securities. The Purchaser has not been formed for the specific purpose of acquiring the Securities.

(viii) The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser understands that the sale of the Securities hereunder not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.

5. Closing Conditions.

(a) Conditions to Each Party’s Obligations. The obligation of Purchaser to purchase the Securities at the Closing and the obligation of Sellers to sell the Securities at the Closing are subject to the fulfillment at or prior to the Closing of the following conditions:

(i) No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction or by any governmental or regulatory body, nor shall any statute, rule, regulation or executive order have been promulgated or enacted by any governmental authority which prevents the consummation of the transactions contemplated by this Agreement; and

(ii) No action or proceeding before any court or any governmental or regulatory authority shall have been commenced by any governmental or regulatory body and shall be pending against any of the parties hereto or any of their respective affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated by this Agreement.

(b) Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase the Securities at the Closing is subject to the fulfillment at or prior to the Closing of the following conditions:

(i) The representations and warranties of each Seller contained in this Agreement shall have been true and complete when made and shall be true and complete at and as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of the Closing Date.

(ii) Sellers shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing, including that the Purchaser Designee (as defined below) shall have been appointed and remain as of the Closing Date as a Parent Director (as defined below).

(c) Conditions to Obligation of Sellers. The obligation of Sellers to sell the Securities at the Closing is subject to the fulfillment at or prior to the Closing of the following conditions:

(i) The representations and warranties of Purchaser contained in this Agreement shall have been true and complete when made and shall be true and complete at and as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of the Closing Date.

(ii) Purchaser shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(iii) Purchaser shall have entered into a letter agreement with Parent, substantially in the form set forth in Exhibit A (the “Insider Letter”).

6. Additional Agreements.

(a) Board of Directors of Parent.

(i) Immediately prior to the execution of this Agreement, Parent and the Sellers have taken all actions as may be required (A) to increase the number of directors constituting the Board of Directors of Parent (the “Parent Board”) from three (3) to four (4) and (B) to elect the Purchaser Designee (as defined below) to fill the vacancy created by such increase.

(ii) Prior to the effective date of the Target Merger, each of Parent, the Company and each Seller shall take all necessary or desirable actions to:

A. ensure that the number of directors (each a “Parent Director”) constituting the Parent Board is fixed and remains at all times at four (4) Parent Directors;

B. ensure that, at all times after the execution of this Agreement, one (1) individual designated by Purchaser (the “Purchaser Designee”), who shall initially be Thomas O. Hicks, is elected and continues to serve as a Parent Director on the Parent Board;

C. ensure that, on or prior to the effective date of the Target Merger, the Purchaser Designee is elected as a director on the Board of Directors of the Company (the “Company Board”) and a director on the Board of Directors of Merger Sub (the “Merger Sub Board”); and

D. remove or replace the Purchaser Designee from the Parent Board, the Company Board or the Merger Sub Board upon, and only upon, written request of Purchaser, which request may be made for any reason, with or without cause.

(iii) Pursuant to Section 6.14 of the Merger Agreement, the Company (prior to the effectiveness of the Target Merger) and the INXB Representative (after the effectiveness of the Target Merger) has the right to designate two (2) persons to serve on the Company Board (the “INXB Directors”), each of whom shall be a “Class B Director.” Each of Parent, the Company, the INXB Representative and each Seller covenants and agrees that it will take all necessary or desirable action to ensure that the Purchaser Designee is appointed, and remains, as one of the two INXB Directors.

(b) Expenses.

(i) Each party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

(ii) In the event the Target Merger is not consummated in accordance with the terms of the Merger Agreement, Purchaser shall be responsible for the payment of 50% of all reasonable out-of-pocket fees and expenses incurred by Parent in connection with the Transactions (collectively, “Transaction Expenses”) from and after December 1, 2013 (the date that the Sellers and an affiliate of Purchaser entered into that certain Term Sheet for an Agreement Between Infinity and Hicks) through the date of Purchaser’s payment of its portion of such Transaction Expenses, and the Sellers, collectively, shall be responsible for the remaining 50% of such Transaction Expenses. An estimate of the Transaction Expenses incurred from December 1, 2013 through the date hereof is set forth on Schedule 2 hereto.

(c) Allocation of Termination Fee. In the event Parent becomes obligated to pay a termination fee pursuant to Section 9.4(b) of the Merger Agreement, Purchaser shall be responsible for paying 50% of such fee and the Fund shall be responsible for paying the remaining 50% of such fee, and each of Purchaser and the Fund shall either pay its portion of such fee directly to Target at the time such payment is due under the Merger Agreement or transfer its portion of such fee to Parent so as to allow Parent to pay the entire amount of such fee to Target when due under the Merger Agreement.

7. Miscellaneous.

(a) No Brokers. Each Seller and Purchaser each represent to the other that neither it nor any of its respective affiliates have employed any broker or finder or incurred any liability for any brokerage or finder’s fees or commissions or expenses related thereto in connection with the negotiation, execution or consummation of this Agreement or any of the transactions contemplated hereby and respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its affiliates.

(b) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(c) Assignment; Binding Effect; Third Party Beneficiaries. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon and inure to the benefit of and are enforceable by, the parties and their respective successors and permitted assigns. There are no third party beneficiaries having rights under or with respect to this Agreement.

(d) Further Assurances. If any further action is necessary or reasonably desirable to carry out this Agreement’s purposes, each party will take such further action (including executing and delivering any further instruments and documents and providing any reasonably requested information) as the other party reasonably may request.

(e) Survival of Representations, Warranties and Covenants. Each representation, warranty, covenant and obligation in this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and will not be affected by any investigation by or on behalf of the other party to this Agreement.

(f) Indemnification. Sellers and Purchaser, respectively, will each indemnify and hold harmless the other from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from any breach of any representation or warranty of the indemnifying party contained in this Agreement or any breach by the indemnifying party, or failure by the indemnifying party to fulfill, any covenant or agreement contained herein.

(g) Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to the Sellers:

Infinity I-China Fund (Cayman) L.P.

3 Azrieli Center (Triangle Tower)

42nd Floor, Tel Aviv, Israel, 67023

Attention: Mark Chess

Facsimile: 972-6075456

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10017

Attention: Stuart Neuhauser, Esq.

Facsimile: (212) 370-7889

If to Purchaser:

HH Energy Group, LP

100 Crescent Court, Suite 1200

Dallas, Texas 75201

Attention: Lori K. McCutcheon

Facsimile: (214) 615-2242

with a copy (which will not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Attn: Robert W. Dockery

Facsimile: (214) 969-3434

All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

(h) Specific Performance; Remedies. Each party acknowledges and agrees that the other party would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

(i) Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(j) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law principles.

(k) Amendment. This Agreement may not be amended or modified except by a writing signed by both of the parties.

(l) Extensions; Waivers. Any party may, for itself only, (a) extend the time for the performance of any of the obligations of any other party under this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver will be valid only if set forth in a writing signed by the party to be bound thereby. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extent to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the party of any party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

(m) Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, which delivery may be made by exchange of copies of the signature page by facsimile transmission, “portable document format” (“.pdf”) or other electronic transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

HH ENERGY GROUP, LP

By: HEP-INXB LLC, its general partner

By:	/s/ Lori K. McCutcheon
Name: Lori K. McCutcheon
Title: EVP

INFINITY I-CHINA FUND (CAYMAN) L.P.

By:	/s/ Avishai Silvershatz
Name: Avishai Silvershatz
Title: Managing Partner

INFINITY I-CHINA FUND (ISRAEL) L.P.

By:	/s/ Avishai Silvershatz
Name: Avishai Silvershatz
Title: Managing Partner

INFINITY I-CHINA FUND (ISRAEL 2) L.P.

By:	/s/ Avishai Silvershatz
Name: Avishai Silvershatz
Title: Managing Partner

INFINITY I-CHINA FUND (ISRAEL 3) L.P.

By:	/s/ Avishai Silvershatz
Name: Avishai Silvershatz
Title: Managing Partner

[Signature Page to Securities Purchase Agreement]

INFINITY CROSS BORDER ACQUISITION CORPORATION (for purposes of Section 6(a))

By:	/s/ Mark Chess
Name: Mark Chess
Title: Executive Vice President

GLORI ACQUISITION CORP. (for purposes of Section 6(a))

By:	/s/ Mark Chess
Name: Mark Chess
Title: President

INFINITY-C.S.V.C. MANAGEMENT LTD. (for purposes of Section 6(a))

By:	/s/ Amir Gal-Or
Name: Amir Gal-Or
Title: Managing Partner

[Signature Page to Securities Purchase Agreement]

SCHEDULE 1

ALLOCATION OF SECURITIES AMONG SELLERS

Seller	Number of Securities to be Sold
Infinity I-China Fund (Cayman), L.P.	268,470
Infinity I-China Fund (Israel), L.P.	136,965
Infinity I-China Fund (Israel 2), L.P.	117,070
Infinity I-China Fund (Israel 3), L.P.	52,495
Total	575,000

SCHEDULE 2

ESTIMATE OF PARENT EXPENSES

Approximately $300,000 of accrued professional fees.

EXHIBIT A

INSIDER LETTER

[Attached]